Exhibit 99.1

GENCO SHIPPING & TRADING LIMITED ANNOUNCES
FOURTH QUARTER FINANCIAL RESULTS

Completes Ultramax Acquisition and Divestiture Portion of Fleet Renewal Plan, Declares a Regular Quarterly Cash Dividend of $0.02 per Share

New York, New York, February 24, 2021 – Genco Shipping & Trading Limited (NYSE:GNK) (“Genco” or the “Company”), the largest U.S. headquartered drybulk shipowner focused on the transportation of major and minor bulk commodities globally, today reported its financial results for the three months and twelve months ended December 31, 2020.

The following financial review discusses the results for the three and twelve months ended December 31, 2020 and December 31, 2019.

Fourth Quarter 2020 and Year-to-Date Highlights

•	We recorded a net loss of $65.9 million for the fourth quarter of 2020

o	Basic and diluted loss per share of $1.57

o	Adjusted net income of $9.3 million or basic and diluted earnings per share of $0.22, excluding $74.2 million in non-cash vessel impairment charges and a $1.0 million loss on sale of vessels

•	Voyage revenues totaled $95.5 million and net revenue[1] (voyage revenues minus voyage expenses and charter hire expenses) totaled $57.3 million during Q4 2020

o	Our average daily fleet-wide time charter equivalent, or TCE[1], for Q4 2020 was $13,167

•
For FY 2020, our fleet-wide TCE was $10,221, which outperformed the relevant benchmark sub-indices as adjusted for our owned fleet profile by approximately $800 per vessel per day on a scrubber adjusted basis[2]

•	Recorded adjusted EBITDA of $29.7 million during Q4 2020[1]

•	Genco announced a regular quarterly cash dividend of $0.02 per share for the fourth quarter of 2020

o	Payable on or about March 17, 2021 to all shareholders of record as of March 10, 2021

o	We have now declared cumulative dividends totaling $0.755 per share over the last six quarters

•	Maintained a strong financial position with $179.7 million of cash, including $35.8 million of restricted cash, as of December 31, 2020

•	Acquired three modern, fuel-efficient Ultramaxes in exchange for six non-core, older Handysize vessels (“Vessel Swap”)

•	In addition to the Vessel Swap, we have completed several vessel sales in Q4 2020 and Q1 2021 to date as part of our fleet renewal program

o	During the fourth quarter of 2020 we delivered four vessels (the Genco Bay, Baltic Jaguar, Genco Loire and Genco Normandy) to their new owners.

o	In the first quarter to date, we have delivered three additional vessels to their respective buyers:

■	The Baltic Panther, a 2009-built Supramax, delivered to buyers on January 4, 2021

■	The Baltic Hare, a 2009-built Handysize, delivered to buyers on January 15, 2021

■	The Baltic Cougar, a 2009-built Supramax, delivered to buyers on February 24, 2021

•	We have also agreed to sell our final two 2009-built 53,000 dwt Supramax vessels: the Baltic Leopard and the Genco Lorraine

o	We expect to deliver these vessels to their respective buyers in 1H 2021

o	These sales will complete the divestiture portion of our fleet renewal program

•	We signed The Neptune Declaration on Seafarer Wellbeing and Crew Change to address the unprecedented crew change crisis caused by COVID-19

o	In 2020, Genco completed over 100 crew rotations involving approximately 2,000 seafarers

John C. Wobensmith, Chief Executive Officer, commented, “During a highly challenging operating environment in 2020, our strong in-house commercial platform continued to build on its track record of benchmark outperformance through active management while we took important steps to execute our strategic plan to effectively position Genco for the long-term. Importantly, we outperformed our internal benchmarks by approximately $800 per day resulting in incremental earnings of approximately $15 million for the full year and posted our highest quarterly TCE in two years during the fourth quarter. Notably, on the minor bulk fleet, this marks the third consecutive year of benchmark outperformance. As part of the significant progress we have made renewing our fleet, we completed the cash neutral acquisition of three modern, fuel-efficient Ultramax vessels during the fourth quarter, in exchange for six older, non-core Handysize vessels. With Genco maintaining the lowest leverage profile among our peer group and a solid cash position, we returned cash to shareholders, paying quarterly dividends even during the year’s earlier market lows. We have now declared our sixth consecutive quarterly dividend totaling $0.755 per share since initiating our dividend policy. Going forward, we view the drybulk market favorably given the record low orderbook as a percentage of the fleet, an anticipated rebound in global output as well as growth in drybulk trade volumes in both major and minor bulk commodities which fits our barbell strategy towards fleet composition well.  Additionally, amid the ongoing COVID-19 pandemic, Genco continues to prioritize the health and safety of both our crew members and onshore team, and we thank global seafarers for their sacrifices and commitment to professionalism during a very challenging period.”

1 We believe the non-GAAP measure presented provides investors with a means of better evaluating and understanding the Company’s operating performance. Please see Summary Consolidated Financial and Other Data below for a further reconciliation.

2 TCE relative performance is benchmarked against the weighted average of the relevant sub-indices of the Baltic Dry Index as published by the Baltic Exchange (BPI, BSI 58 and BHSI) as well as the Platts Scrubber Fitted Capesize Index net of 5% for commissions, adjusted for our owned-fleet composition as well as the characteristics of our vessels. We benchmark our fully scrubber-fitted Capesize fleet of 17 vessels against the Platts Scrubber Fitted Capesize Index as we view this as a more relevant benchmark as compared to the Baltic Capesize Index which represents a non-scrubber fitted vessel.

Genco’s active commercial operating platform and fleet deployment strategy

Overall, our fleet deployment strategy remains weighted towards short-term fixtures, which provide us with optionality on our sizeable fleet. Our barbell approach towards fleet composition enables Genco to gain exposure to both the major and minor bulk commodities with a fleet whose cargoes carried align with global commodity trade flows. This approach continues to serve us well given the upside experienced in major bulk rates together with the continued improvement recently and relative stability of minor bulk rates. Our strong commercial platform complements our fleet composition and provides incremental value by outperforming the relevant benchmark sub-indices as adjusted for our owned fleet profile.

Our fourth quarter of 2020 TCE results by class are listed below.

•	Capesize: $17,460
•	Ultramax and Supramax: $11,352
•	Handysize: $8,822
•	Fleet average: $13,167

During 2020, our active commercial platform outperformed our internal benchmarks by approximately $800 per day on a fleet-wide basis. Regarding our Capesize vessels, the firm drybulk market during Q3 2020 carried into Q4 2020, which saw Capesize rates reaching highs for the year in October. With our active commercial trading strategy geared towards spot market employment and prior positioning of our fleet to the Atlantic basin, we were able to capture this firm market. This is reflected in our strong Q4 2020 TCE results which led to Genco’s highest quarterly fleet-wide TCE in two years. During Q4 2020, the Pacific Capesize market traded at a premium relative to the broader market leading to an improved earnings environment for our Capesizes in the region. We utilized this strong Pacific market to continue trading in the region mostly through December with less ballasting to the Atlantic. At the start of 2021, we have ballasted select Capesize vessels to the Atlantic basin and intend to ballast further tonnage during the quarter to redistribute our fleet positions to improve earnings over the remainder of the year.

Regarding our minor bulk fleet, 2020 marked the third consecutive year of benchmark outperformance led by active management of our fleet. Minor bulk rates in the second half of the year were led by the strong grain trade, particularly shipments from the U.S., coupled with augmented trade flows of commodities closely tied to global economic activity. For the minor bulk fleet in Q1 2021 to date, we have repositioned select vessels to key regions and we expect to have the majority of our minor bulk fleet open to be fixed from mid-March to mid-April to take advantage of the meaningful rate improvement we have seen in recent months.

Based on current fixtures to date, we estimate the following to be our TCE to date for the first quarter of 2021 on a load-to-discharge basis. Actual rates for the first quarter will vary based upon future fixtures.

•	Capesize: $13,021 for 82% of the owned available Q1 2021 days
•	Ultramax and Supramax: $11,102 for 72% of the owned available Q1 2021 days
•	Handysize: $7,681 for 95% of the owned available Q1 2021 days
•	Fleet average: $11,655 for 77% of the owned available Q1 2021 days

Fleet Update

In December 2020, the Company announced that it had entered into an agreement to acquire three modern, fuel-efficient Ultramax vessels in exchange for six older Handysize vessels. The transaction is structured as an asset swap without monetary consideration or additional capital required. We have taken delivery of all three Ultramax vessels, namely the Genco Magic, the Genco Vigilant and the Genco Freedom. We have also delivered the six Handysize vessels, consisting of the Genco Ocean, Baltic Cove, Genco Spirit, Baltic Fox, Genco Mare and Genco Avra.

The execution of this transaction accomplished a number of key objectives for Genco including the following:

•	Continue to build scale in the core Ultramax sector and complement our in-house commercial platform while divesting non-core assets;
•	Reduce the average age of Genco’s fleet;
•	Avoid drydocking and ballast water treatment system costs in 2021 of approximately $3.6 million relating to three of the Handysize vessels included in the transaction;
•	Preserve exposure to the upside of the Capesize sector

With the conclusion of the transactions, Genco has now fully exited the Handysize sector while creating a more focused fleet consisting of Capesize, Ultramax and Supramax vessels.

Separate from the Vessel Swap, we have continued to divest our older, less fuel-efficient tonnage as part of our efforts to modernize our fleet and create a more focused asset base while reducing our carbon footprint. Specifically, we delivered four vessels (the Genco Bay, Baltic Jaguar, Genco Loire and Genco Normandy) to their new owners during the fourth quarter of 2020. In Q1 2021 to date, we have delivered three additional vessels to their respective buyers (the Baltic Panther, Baltic Hare and Baltic Cougar).

We have also agreed to sell our final two 53,000 dwt Supramax vessels, the Baltic Leopard and the Genco Lorraine for aggregate gross proceeds of $16.0 million. We expect to deliver these vessels to their new owners in the first half of 2021. Completion of these sales will conclude the vessel divestiture portion of our fleet renewal program. As a result of the Vessel Swap and the agreements to sell four vessels, the Company recorded a $7.0 million non-cash impairment charge for the fourth quarter and a $1.0 million loss on sale of vessels which delivered during the fourth quarter. Also, during the fourth quarter, the Company recorded a $67.2 million non-cash impairment charge related to nine Supramax vessels in its fleet, as the estimated future undiscounted cash flows for each of these vessels did not exceed their net book values. These vessels are not a part of our fleet renewal program and we do not intend to sell these vessels currently.

As of December 31, 2020, $35.5 million of restricted cash is recorded on our balance sheet relating to the sale of four vessels which were sold in previous quarters, as well as an additional four vessels sold during the fourth quarter of 2020. Under the terms of our $495 million credit facility, the Company can either repay this amount, which represents the debt associated with these vessels, or utilize the 360-day reinvestment period to redeploy this capital towards the acquisition of a replacement vessel instead of repaying the loan, if the applicable terms and conditions under the facility are met.

Regular Quarterly Cash Dividend Policy

For the fourth quarter of 2020, Genco declared a regular quarterly cash dividend of $0.02 per share. Management and the Board of Directors determined to pay a dividend in light of the Company’s strong balance sheet, its emphasis on returning cash to shareholders and the receipt of net proceeds from the sale of non-core assets. This dividend is payable on or about March 17, 2021, to all shareholders of record as of March 10, 2021.

Dividends going forward remain subject to the determination of our Board of Directors each quarter after its review of our financial performance and will depend upon various factors, including limitations under our credit agreements and applicable provisions of Marshall Islands law.

Financial Review: 2020 Fourth Quarter

The Company recorded a net loss for the fourth quarter of 2020 of $65.9 million, or $1.57 basic and diluted net loss per share. Comparatively, for the three months ended December 31, 2019, the Company recorded net income of $0.9 million, or $0.02 basic and diluted net earnings per share. Net income for the three months ended December 31, 2020, includes non-cash vessel impairment charges of $74.2 million as well as a loss on sale of vessels of $1.0 million. Net income for the three months ended December 31, 2019, includes non-cash vessel impairment charges of $1.3 million as well as a $0.8 million loss on sale of vessels.

The Company’s revenues decreased to $95.5 million for the three months ended December 31, 2020, as compared to $108.7 million recorded for the three months ended December 31, 2019, primarily due to the operation of fewer vessels in our fleet. The average daily time charter equivalent, or TCE, rates obtained by the Company’s fleet was $13,167 per day for the three months ended December 31, 2020 as compared to $12,619 per day for the three months ended December 31, 2019. During the fourth quarter of 2020, record steel production in China together with strong levels of iron ore imports drove Capesize spot earnings to the year’s peak in October while minor bulk earnings continued to recover led by a resurgence of U.S. grain shipments to China as well as increased trade of commodities linked to levels of global economic activity.

Voyage expenses were $33.4 million for the three months ended December 31, 2020 compared to $45.3 million during the prior year period primarily attributable to changes in bunker prices, as well as the operation of fewer vessels in our fleet.  Vessel operating expenses decreased to $21.1 million for the three months ended December 31, 2020 from $23.9 million for the three months ended December 31, 2019, primarily due to fewer owned vessels. General and administrative expenses decreased to $4.9 million for the fourth quarter of 2020 compared to $6.3 million for the fourth quarter of 2019, primarily due to lower office rent and administrative expenses, as well as lower travel expenses and legal fees. Depreciation and amortization expenses decreased to $15.5 million for the three months ended December 31, 2020 from $18.3 million for the three months ended December 31, 2019, primarily due to a decrease in depreciation for certain vessels in our fleet that were impaired during 2020, as well as a decrease in depreciation for eight of the  vessels sold during 2020.

Daily vessel operating expenses, or DVOE, amounted to $4,726 per vessel per day for the fourth quarter of 2020 compared to $4,640 per vessel per day for the fourth quarter of 2019. This increase is primarily attributable to higher crew related expenses, partially offset by lower drydocking, spare parts and stores related expenditures in the fourth quarter of 2020 as compared to the prior year period. We believe daily vessel operating expenses are best measured for comparative purposes over a 12‑month period in order to take into account all of the expenses that each vessel in our fleet will incur over a full year of operation. Based on estimates provided by our technical managers, our DVOE budget for 2021 is $5,000 per vessel per day on a fleet-wide basis reflecting the larger weighting of our fleet towards Capesize vessels following the sales of smaller Supramax and Handysize vessels as well as an anticipated increase in COVID-19 related expenses. The potential impacts of COVID-19 are beyond our control and are difficult to predict due to uncertainties surrounding the pandemic.

Apostolos Zafolias, Chief Financial Officer, commented, “Amid the global pandemic, we have maintained our financial strength and flexibility, while returning capital to shareholders, underscoring our industry leadership. During the fourth quarter, we continued to improve our industry leading balance sheet through operating cash flow generation and opportunistic vessel sales of non-core assets. We also continued executing our fleet renewal through an exchange transaction which allowed us to purchase three modern Ultramaxes. During the quarter, we increased our cash position to $180 million, including $35.8 million of restricted cash, as of December 31, 2020. We also declared our sixth consecutive quarterly dividend.”

Financial Review: Twelve Months 2020

The Company recorded a net loss of $225.6 million or $5.38 basic and diluted net loss per share for the twelve months ended December 31, 2020. This compares to a net loss of $56.0 million or $1.34 basic and diluted net loss per share for the twelve months ended December 31, 2019. Net loss for the twelve months ended December 31, 2020 includes $208.9 million in non-cash vessel impairment charges and a $1.9 million loss on sale of vessels. Net loss for the twelve months ended December 31, 2019, includes non-cash vessel impairment charges of $27.4 million, a $0.2 million non-cash impairment of the operating lease right-of-use asset, as well as a loss on sale of vessels totaling $0.2 million. Revenues decreased to $355.6 million for the twelve months ended December 31, 2020 compared to $389.5 million for the twelve months ended December 31, 2019, primarily due to the operation of fewer vessels. Voyage expenses decreased to $157.0 million for the twelve months ended December 31, 2020 from $173.0 million for the same period in 2019. TCE rates obtained by the Company decreased to $10,221 per day for the twelve months ended December 31, 2020 from $10,182 per day for the twelve months ended December 31, 2019. Total operating expenses for the twelve months ended December 31, 2020 and 2019 were $558.9 million and $417.9 million, respectively. Total operating expenses include $208.9 million in non-cash vessel impairment charges, as well as a loss on sale of vessels of $1.9 million for the twelve months ending December 31, 2020. For the twelve months ended December 31, 2019, total operating expenses include $27.4 million in non-cash vessel impairment charges as well as a loss on the sale of vessels of $0.2 million. General and administrative expenses for the twelve months ended December 31, 2020 decreased to $21.3 million as compared to the $24.5 million in the same period of 2019, due to a decrease in office rent and administrative expenses, as well as lower travel expenses and legal and professional fees. DVOE was $4,612 for the year to date period in 2020 versus $4,576 in 2019. The increase in DVOE was predominantly due to higher crew related expenses, partially offset by lower drydocking related expenses. EBITDA for the twelve months ended December 31, 2020 amounted to $(139.0) million compared to $44.7 million during the prior period. During the twelve months of 2020 and 2019, EBITDA included non-cash impairment charges, an operating lease right-of-use asset non-cash impairment and gains and losses on sale of vessels as mentioned above. Excluding these items, our adjusted EBITDA would have amounted to $71.8 million and $72.5 million, for the respective periods.

Liquidity and Capital Resources

Cash Flow

Net cash provided by operating activities for the years ended December 31, 2020 and 2019 was $36.9 million and $59.5 million, respectively. This decrease in cash provided by operating activities was primarily due to changes in working capital, offset by a decrease in drydocking related expenditures.

Net cash provided by investing activities during the year ended December 31, 2020 was $37.4 million as compared to $22.8 million net cash used in investing activities during the year ended December 31, 2019.  This fluctuation was primarily due to an increase in net proceeds from the sale of vessels in 2020 as compared to 2019, as well as a decrease in scrubber and ballast water treatment system related expenditures.

Net cash used in financing activities during the years ended December 31, 2020 and 2019 was $56.9 million and $77.2 million, respectively.  The decrease was primarily due to the $24.0 million drawdown on the $133 Million Credit Facility during 2020 and an $11.0 million decrease in the payment of dividends during 2020 as compared to 2019.   These decreases were partially offset by a $10.3 million decrease in drawdowns under the $495 Million Credit Facility, as well as a $2.8 million and a $1.9 million increase in repayments under the $133 Million Credit Facility and $495 Million Credit Facility, respectively, during 2020 as compared to 2019.

Capital Expenditures

We make capital expenditures from time to time in connection with vessel acquisitions. As of February 24, 2021, Genco Shipping & Trading Limited’s fleet consists of 17 Capesize, nine Ultramax and 15 Supramax vessels with an aggregate capacity of approximately 4,421,000 dwt and an average age of 10.2 years.

In addition to acquisitions that we may undertake, we will incur additional capital expenditures due to special surveys and drydockings. We estimate our capital expenditures related to drydocking, including capitalized costs incurred during drydocking related to vessel assets and vessel equipment, ballast water treatment system costs and scheduled off-hire days for our fleet for 2021 to be:

	Q1 2021	Q2 2021	Q3 2021	Q4 2021
Estimated Drydock Costs (1)	$0.9 million	$2.9 million	$1.7 million	$2.2 million
Estimated BWTS Costs (2)	-	$1.3 million	$0.9 million	$1.8 million
Estimated Offhire Days (3)	20	65	40	45

(1) Estimates are based on our budgeted cost of drydocking our vessels in China. Actual costs will vary based on various factors, including where the drydockings are actually performed. We expect to fund these costs with cash on hand. These costs do not include drydock expense items that are reflected in vessel operating expenses.

(2) Estimated costs associated with the installation of ballast water treatment systems is expected to be funded with cash on hand.

(3) Actual length will vary based on the condition of the vessel, yard schedules and other factors.

Summary Consolidated Financial and Other Data

The following table summarizes Genco Shipping & Trading Limited’s selected consolidated financial and other data for the periods indicated below.

	Three Months Ended December 31, 2020	Three Months Ended December 31, 2019	Twelve Months Ended December 31, 2020	Twelve Months Ended December 31, 2019
	(Dollars in thousands, except share and per share data) (unaudited)		(Dollars in thousands, except share and per share data) (unaudited)
INCOME STATEMENT DATA:
Revenues:
Voyage revenues	$95,495	$108,705	$355,560	$389,496
Total revenues	95,495	108,705	355,560	389,496

Operating expenses:
Voyage expenses	33,435	45,254	156,985	173,043
Vessel operating expenses	21,088	23,949	87,420	96,209
Charter hire expenses	4,780	3,436	10,307	16,179
General and administrative expenses (inclusive of nonvested stock amortization expense of $0.5 million, $0.6 million, $2.0 million and $2.1 million, respectively)	4,912	6,263	21,266	24,516
Technical management fees	1,645	1,857	6,961	7,567
Depreciation and amortization	15,549	18,292	65,168	72,824
Impairment of vessel assets	74,225	1,315	208,935	27,393
Loss on sale of vessels	1,012	779	1,855	168
Total operating expenses	156,646	101,145	558,897	417,899

Operating (loss) income	(61,151)	7,560	(203,337)	(28,403)

Other (expense) income:
Other income (expense)	49	(22)	(851)	501
Interest income	79	803	1,028	4,095
Interest expense	(4,898)	(7,459)	(22,413)	(31,955)
Impairment of right-of-use asset	-	-	-	(223)
Other expense	(4,770)	(6,678)	(22,236)	(27,582)

Net (loss) income	$(65,921)	$882	$(225,573)	$(55,985)

Net (loss) earnings per share - basic	$(1.57)	$0.02	$(5.38)	$(1.34)

Net (loss) earnings per share - diluted	$(1.57)	$0.02	$(5.38)	$(1.34)

Weighted average common shares outstanding - basic	41,933,926	41,832,942	41,907,597	41,762,893

Weighted average common shares outstanding - diluted	41,933,926	41,989,553	41,907,597	41,762,893

	December 31, 2020	December 31, 2019
BALANCE SHEET DATA (Dollars in thousands):	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$143,872	$155,889
Restricted cash	35,492	6,045
Due from charterers, net	12,991	13,701
Prepaid expenses and other current assets	10,856	10,049
Inventories	21,583	27,208
Vessels held for sale	22,408	10,303
Total current assets	247,202	223,195

Noncurrent assets:
Vessels, net of accumulated depreciation of $204,201 and $288,373, respectively	919,114	1,273,861
Vessels held for exchange	38,214	-
Deferred drydock, net	14,689	17,304
Fixed assets, net	6,393	5,976
Operating lease right-of-use assets	6,882	8,241
Restricted cash	315	315
Total noncurrent assets	985,607	1,305,697

Total assets	$1,232,809	$1,528,892

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$22,793	$49,604
Current portion of long-term debt	80,642	69,747
Deferred revenue	8,421	6,627
Current operating lease liabilities	1,765	1,677
Total current liabilities	113,621	127,655

Noncurrent liabilities
Long-term operating lease liabilities	8,061	9,826
Contract liability	7,200	-
Long-term debt, net of deferred financing costs of $9,653 and $13,094, respectively	358,933	412,983
Total noncurrent liabilities	374,194	422,809

Total liabilities	487,815	550,464

Commitments and contingencies

Equity:
Common stock	418	417
Additional paid-in capital	1,713,406	1,721,268
Accumulated deficit	(968,830)	(743,257)
Total equity	744,994	978,428
Total liabilities and equity	$1,232,809	$1,528,892

	Twelve Months Ended December 31, 2020	Twelve Months Ended December 31, 2019
STATEMENT OF CASH FLOWS (Dollars in thousands):	(unaudited)

Cash flows from operating activities
Net loss	$(225,573)	$(55,985)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	65,168	72,824
Amortization of deferred financing costs	3,903	3,788
Right-of-use asset amortization	1,359	1,246
Amortization of nonvested stock compensation expense	2,026	2,057
Impairment of right-of-use asset	-	223
Impairment of vessel assets	208,935	27,393
Loss on sale of vessels	1,855	168
Insurance proceeds for protection and indemnity claims	569	494
Insurance proceeds for loss of hire claims	78	-
Change in assets and liabilities:
Decrease in due from charterers	710	8,605
Increase in prepaid expenses and other current assets	(1,938)	(789)
Decrease in inventories	5,625	2,340
(Decrease) increase in accounts payable and accrued expenses	(17,355)	13,172
Increase in deferred revenue	1,794	223
Decrease in operating lease liabilities	(1,677)	(1,592)
Deferred drydock costs incurred	(8,583)	(14,641)
Net cash provided by operating activities	36,896	59,526

Cash flows from investing activities
Purchase of vessels and ballast water treatment systems, including deposits	(4,485)	(13,960)
Purchase of scrubbers (capitalized in Vessels)	(10,973)	(31,750)
Purchase of other fixed assets	(4,580)	(4,714)
Net proceeds from sale of vessels	56,993	26,963
Insurance proceeds for hull and machinery claims	484	612
Net cash provided by (used in) investing activities	37,439	(22,849)

Cash flows from financing activities
Proceeds from the $133 Million Credit Facility	24,000	-
Repayments on the $133 Million Credit Facility	(9,160)	(6,320)
Proceeds from the $495 Million Credit Facility	11,250	21,500
Repayments on the $495 Million Credit Facility	(72,686)	(70,776)
Payment of common stock issuance costs	-	(105)
Cash dividends paid	(9,847)	(20,877)
Payment of deferred financing costs	(462)	(611)
Net cash used in financing activities	(56,905)	(77,189)

Net increase (decrease) in cash, cash equivalents and restricted cash	17,430	(40,512)

Cash, cash equivalents and restricted cash at beginning of period	162,249	202,761
Cash, cash equivalents and restricted cash at end of period	$179,679	$162,249

Three Months Ended December 31, 2020
Adjusted Net Income Reconciliation	(unaudited)
Net loss	$(65,921)
+ Impairment of vessel assets	74,225
+ Loss on sale of vessels	1,012
Adjusted net income	$9,316

Adjusted net earnings per share - basic	$0.22
Adjusted net earnings per share - diluted	$0.22

Weighted average common shares outstanding - basic	41,933,926
Weighted average common shares outstanding - diluted	41,933,926

Weighted average common shares outstanding - basic as per financial statements	41,933,926
Dilutive effect of stock options	-
Dilutive effect of restricted stock awards	-
Weighted average common shares outstanding - diluted as adjusted	41,933,926

	Three Months Ended December 31, 2020	Three Months Ended December 31, 2019	Twelve Months Ended December 31, 2020	Twelve Months Ended December 31, 2019
EBITDA Reconciliation:	(Dollars in thousands) (unaudited)		(Dollars in thousands) (unaudited)
Net (loss) income	$(65,921)	$882	$(225,573)	$(55,985)
+ Net interest expense	4,819	6,656	21,385	27,860
+ Depreciation and amortization	15,549	18,292	65,168	72,824
EBITDA(1)	$(45,553)	$25,830	$(139,020)	$44,699

+ Impairment of vessel assets	74,225	1,315	208,935	27,393
+ Impairment of right-of-use asset	-	-	-	223
+ Loss on sale of vessels	1,012	779	1,855	168
Adjusted EBITDA	$29,684	$27,924	$71,770	$72,483

	Three Months Ended		Twelve Months Ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
FLEET DATA:	(unaudited)		(unaudited)
Total number of vessels at end of period	47	55	47	55
Average number of vessels (2)	48.5	56.1	51.8	57.6
Total ownership days for fleet (3)	4,462	5,161	18,957	21,023
Total chartered-in days (4)	400	255	1,216	1,326
Total available days for fleet (5)	4,751	5,011	19,636	20,995
Total available days for owned fleet (6)	4,350	4,756	18,420	19,669
Total operating days for fleet (7)	4,637	4,864	19,204	20,589
Fleet utilization (8)	96.8%	96.4%	97.1%	97.5%

AVERAGE DAILY RESULTS:
Time charter equivalent (9)	$13,167	$12,619	$10,221	$10,182
Daily vessel operating expenses per vessel (10)	4,726	4,640	4,612	4,576

	Three Months Ended		Twelve Months Ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
FLEET DATA:	(unaudited)		(unaudited)
Ownership days
Capesize	1,564.0	1,564.0	6,222.0	6,205.0
Panamax	-	163.4	64.8	736.6
Ultramax	560.0	552.0	2,204.0	2,190.0
Supramax	1,696.0	1,840.0	7,176.0	7,300.0
Handymax	-	-	-	-
Handysize	642.0	1,041.9	3,290.0	4,590.9
Total	4,462.0	5,161.3	18,956.8	21,022.5

Chartered-in days
Capesize	-	44.4	-	227.3
Panamax	-	-	-	-
Ultramax	182.4	32.2	557.1	128.5
Supramax	203.7	129.4	567.2	658.7
Handymax	-	-	14.5	17.4
Handysize	14.3	49.1	77.4	293.9
Total	400.4	255.2	1,216.2	1,325.8

Available days (owned & chartered-in fleet)
Capesize	1,547.7	1,315.0	6,158.2	5,573.9
Panamax	-	159.1	64.4	732.0
Ultramax	718.2	584.2	2,657.5	2,299.3
Supramax	1,865.6	1,861.9	7,443.1	7,547.4
Handymax	-	-	14.5	17.4
Handysize	619.2	1,091.0	3,298.2	4,824.9
Total	4,750.7	5,011.3	19,635.9	20,994.9

Available days (owned fleet)
Capesize	1,547.7	1,270.6	6,158.2	5,346.6
Panamax	-	159.1	64.4	732.0
Ultramax	535.8	552.0	2,100.4	2,170.7
Supramax	1,661.9	1,732.5	6,875.9	6,888.6
Handymax	-	-	-	-
Handysize	604.9	1,041.9	3,220.8	4,531.0
Total	4,350.3	4,756.1	18,419.7	19,669.0

Operating days
Capesize	1,521.6	1,308.4	6,093.0	5,525.4
Panamax	-	132.1	60.1	697.0
Ultramax	712.9	568.8	2,642.8	2,240.1
Supramax	1,824.1	1,810.9	7,338.1	7,413.2
Handymax	-	-	14.5	17.4
Handysize	578.3	1,043.4	3,055.9	4,695.8
Total	4,636.9	4,863.6	19,204.4	20,588.9

Fleet utilization
Capesize	97.3%	99.1%	98.2%	98.4%
Panamax	-	80.8%	92.7%	94.6%
Ultramax	98.8%	97.4%	99.3%	97.4%
Supramax	96.8%	96.0%	97.6%	97.3%
Handymax	-	-	100.0%	100.0%
Handysize	93.2%	95.6%	92.2%	97.3%
Fleet average	96.8%	96.4%	97.1%	97.5%

Average Daily Results:
Time Charter Equivalent
Capesize	$17,460	$18,415	$14,977	$13,181
Panamax	-	8,458	4,948	10,397
Ultramax	14,089	13,037	10,320	10,994
Supramax	10,514	9,983	7,957	8,939
Handymax	-	-	-	-
Handysize	8,822	10,396	5,987	8,157
Fleet average	13,167	12,619	10,221	10,182

Daily vessel operating expenses
Capesize	$5,232	$5,108	$5,106	$5,076
Panamax	-	4,913	3,290	4,621
Ultramax	4,247	4,775	4,606	4,665
Supramax	4,648	4,616	4,456	4,474
Handymax	-	-	-	-
Handysize	4,105	3,865	3,994	4,016
Fleet average	4,726	4,640	4,612	4,576

1)
EBITDA represents net income (loss) plus net interest expense, taxes, and depreciation and amortization. EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers. Our management uses EBITDA as a performance measure in consolidating internal financial statements and it is presented for review at our board meetings. We believe that EBITDA is useful to investors as the shipping industry is capital intensive which often results in significant depreciation and cost of financing. EBITDA presents investors with a measure in addition to net income to evaluate our performance prior to these costs. EBITDA is not an item recognized by U.S. GAAP (i.e. non-GAAP measure) and should not be considered as an alternative to net income, operating income or any other indicator of a company's operating performance required by U.S. GAAP. EBITDA is not a measure of liquidity or cash flows as shown in our consolidated statement of cash flows. The definition of EBITDA used here may not be comparable to that used by other companies.

2)
Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.

3)
We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.

4)	We define chartered-in days as the aggregate number of days in a period during which we chartered-in third-party vessels.
5)
We define available days as the number of our ownership days and chartered-in days less the aggregate number of days that our vessels are off-hire due to familiarization upon acquisition, repairs or repairs under guarantee, vessel upgrades or special surveys.  Companies in the shipping industry generally use available days to measure the number of days in a period during which vessels should be capable of generating revenues.

6)	We define available days for the owned fleet as available days less chartered-in days.
7)
We define operating days as the number of our total available days in a period less the aggregate number of days that the vessels are off-hire due to unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

8)	We calculate fleet utilization as the number of our operating days during a period divided by the number of ownership days plus chartered-in days less drydocking days.
9)
We define TCE rates as our voyage revenues less voyage expenses and charter hire expenses, divided by the number of the available days of our owned fleet during the period. TCE rate is a common shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charterhire rates for vessels on voyage charters are generally not expressed in per-day amounts while charterhire rates for vessels on time charters generally are expressed in such amounts. Our estimated TCE for the first quarter of 2021 is based on fixtures booked to date. Actual results may vary based on the actual duration of voyages and other factors. Accordingly, we are unable to provide, without unreasonable efforts, a reconciliation of estimated TCE for the first quarter to the most comparable financial measures presented in accordance with GAAP.

	Three Months Ended December 31, 2020	Three Months Ended December 31, 2019	Twelve Months Ended December 31, 2020	Twelve Months Ended December 31, 2019
Total Fleet	(unaudited)		(unaudited)
Voyage revenues (in thousands)	$95,495	$108,705	$355,560	$389,496
Voyage expenses (in thousands)	33,435	45,254	156,985	173,043
Charter hire expenses (in thousands)	4,780	3,436	10,307	16,179
	57,280	60,015	188,268	200,274

Total available days for owned fleet	4,350	4,756	18,420	19,669
Total TCE rate	$13,167	$12,619	$10,221	$10,182

10)
We define daily vessel operating expenses to include crew wages and related costs, the cost of insurance expenses relating to repairs and maintenance (excluding drydocking), the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Daily vessel operating expenses are calculated by dividing vessel operating expenses by ownership days for the relevant period.

About Genco Shipping & Trading Limited

Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Capesize vessels represent our major bulk vessel category and the other vessel classes, including Ultramax and Supramax vessels, represent our minor bulk vessel category.  Our major bulk vessels are primarily used to transport iron ore and coal, while our minor bulk vessels are primarily used to transport grains, steel products and other drybulk cargoes such as cement, scrap, fertilizer, bauxite, nickel ore, salt and sugar. This approach of owning ships that transport both major and minor bulk commodities provide us with exposure to a wide range of drybulk trade flows. As of February 24, 2021, Genco Shipping & Trading Limited’s fleet consists of 17 Capesize, nine Ultramax and 15 Supramax vessels with an aggregate capacity of approximately 4,421,000 dwt and an average age of 10.2 years.

The following table reflects Genco’s fleet list as of February 24, 2021:

Vessel		DWT	Year Built
Capesize
1	Genco Resolute	181,060	2015
2	Genco Endeavour	181,060	2015
3	Genco Constantine	180,183	2008
4	Genco Augustus	180,151	2007
5	Genco Liberty	180,032	2016
6	Genco Defender	180,021	2016
7	Baltic Lion	179,185	2012
8	Genco Tiger	179,185	2011
9	Genco London	177,833	2007
10	Baltic Wolf	177,752	2010
11	Genco Titus	177,729	2007
12	Baltic Bear	177,717	2010
13	Genco Tiberius	175,874	2007
14	Genco Commodus	169,098	2009
15	Genco Hadrian	169,025	2008
16	Genco Maximus	169,025	2009
17	Genco Claudius	169,001	2010
Ultramax
1	Baltic Hornet	63,574	2014
2	Genco Freedom	63,498	2015
3	Genco Vigilant	63,498	2015
4	Baltic Mantis	63,470	2015
5	Baltic Scorpion	63,462	2015
6	Genco Magic	63,446	2014
7	Baltic Wasp	63,389	2015
8	Genco Weatherly	61,556	2014
9	Genco Columbia	60,294	2016

Supramax
1	Genco Hunter	58,729	2007
2	Genco Auvergne	58,020	2009
3	Genco Rhone	58,018	2011
4	Genco Ardennes	58,018	2009
5	Genco Brittany	58,018	2010
6	Genco Languedoc	58,018	2010
7	Genco Pyrenees	58,018	2010
8	Genco Bourgogne	58,018	2010
9	Genco Aquitaine	57,981	2009
10	Genco Warrior	55,435	2005
11	Genco Predator	55,407	2005
12	Genco Provence	55,317	2004
13	Genco Picardy	55,257	2005
14	Baltic Leopard	53,447	2009
15	Genco Lorraine	53,417	2009

Conference Call Announcement

Genco Shipping & Trading Limited will hold a conference call on Thursday, February 25, 2021 at 8:30 a.m. Eastern Time to discuss its 2020 fourth quarter financial results. The conference call and a presentation will be simultaneously webcast and will be available on the Company’s website, www.GencoShipping.com. To access the conference call, dial (929) 477-0591 or (866) 248-8441 and enter passcode 9501899. A replay of the conference call can also be accessed for two weeks by dialing (888) 203-1112 or (719) 457-0820 and entering the passcode 9501899. The Company intends to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

Website Information

We intend to use our website, www.GencoShipping.com, as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included in our website’s Investor Relations section. Accordingly, investors should monitor the Investor Relations portion of our website, in addition to following our press releases, SEC filings, public conference calls, and webcasts. To subscribe to our e-mail alert service, please click the “Receive E-mail Alerts” link in the Investor Relations section of our website and submit your email address.  The information contained in, or that may be accessed through, our website is not incorporated by reference into or a part of this document or any other report or document we file with or furnish to the SEC, and any references to our website are intended to be inactive textual references only.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements use words such as “anticipate,” “budget,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance.  These forward-looking statements are based on our management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this report are the following: (i) declines or sustained weakness in demand in the drybulk shipping industry; (ii) continuation of weakness or declines in drybulk shipping rates; (iii) changes in the supply of or demand for drybulk products, generally or in particular regions; (iv) changes in the supply of drybulk carriers including newbuilding of vessels or lower than anticipated scrapping of older vessels; (v) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities; (vi) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, lube oil, bunkers, repairs, maintenance, general and administrative expenses, and management fee expenses; (vii) whether our insurance arrangements are adequate; (viii) changes in general domestic and international political conditions; (ix) acts of war, terrorism, or piracy; (x) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; (xi) the Company’s acquisition or disposition of vessels; (xii) the amount of offhire time needed to complete maintenance, repairs, and installation of equipment to comply with applicable regulations on vessels and the timing and amount of any reimbursement by our insurance carriers for insurance claims, including offhire days; (xiii) the completion of definitive documentation with respect to charters; (xiv) charterers’ compliance with the terms of their charters in the current market environment; (xv) the extent to which our operating results continue to be affected by weakness in market conditions and freight and charter rates; (xvi) our ability to maintain contracts that are critical to our operation, to obtain and maintain acceptable terms with our vendors, customers and service providers and to retain key executives, managers and employees; (xvii) completion of documentation for vessel transactions and the performance of the terms thereof by buyers or sellers of vessels and us; (xviii) the relative cost and availability of low sulfur and high sulfur fuel, worldwide compliance with sulfur emissions regulations that took effect on January 1, 2020 and our ability to  realize the economic benefits or recover the cost of the scrubbers we have installed.; (xix) our financial results for the year ending December 31, 2021 and other factors relating to determination of the tax treatment of dividends we have declared; (xx) the duration and impact of the COVID-19 novel coronavirus epidemic, which may negatively affect general global and regional economic conditions; our ability to charter our vessels at all and the rates at which are able to do so; our ability to call on or depart from ports on a timely basis or at all; our ability to crew, maintain, and repair our vessels, including without limitation the impact diversion of our vessels to perform crew rotations may have on our revenues, expenses, and ability to consummate vessel sales, expense and disruption to our operations that may arise from the inability to rotate crews on schedule, and delay and added expense we may incur in rotating crews in the current environment; our ability to staff and maintain our headquarters and administrative operations; sources of cash and liquidity; our ability to sell vessels in the secondary market, including without limitation the compliance of purchasers and us with the terms of vessel sale contracts, and the prices at which vessels are sold; and other factors relevant to our business described from time to time in our filings with the Securities and Exchange Commission; and (xxii) other factors listed from time to time in our filings with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2019 and subsequent reports on Form 8-K and Form 10-Q. Our ability to pay dividends in any period will depend upon various factors, including the limitations under any credit agreements to which we may be a party, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of our financial performance. The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves.  As a result, the amount of dividends actually paid may vary.  We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
Apostolos Zafolias
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8550